Exhibit 5.01
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                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 High Street
                                Boston, MA 02110

August 23, 2004

DSL.net, Inc.
545 Long Wharf Drive, Fifth Floor
New Haven, CT 06511

Re:    Registration Statement on Form S-8 relating to the Stock Option Agreement
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       between DSL.net, Inc. and Kirby G. Pickle dated April 15, 2004 (the
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       "Agreement")
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Dear Sir or Madam:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by DSL.net, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 10,000,000 shares of Common Stock, par value $0.0005 per share, of the Company issuable pursuant to the Agreement (the "Shares").

         We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Agreement, the certificate of incorporation and the by-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Very truly yours,

/s/ TESTA, HURWITZ, & THIBEAULT, LLP
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TESTA, HURWITZ, & THIBEAULT, LLP